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                                                                    EXHIBIT 99.5


                       NONSTATUTORY STOCK OPTION AGREEMENT


     AGREEMENT made as of the 23rd day of November, 1993, between HUGOTON ENERGY CORPORATION, a Kansas corporation (the "Company") and DAVID S. ELKOURI ("Optionee")

     In consideration of the services rendered by Optionee to the Company and the mutual agreements and other matters set forth herein, the Company and Optionee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Optionee the right and option ("Option") to purchase all or any part of an aggregate of 25,000 shares of common stock of the Company ("Stock"), on the terms and conditions set forth herein. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended.

     2. PURCHASE PRICE. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $10.00 per share.

     3. VESTING AND EXERCISE OF OPTION. This Option shall vest immediately upon the date of this Agreement. The Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer, as follows:

     Optionee may exercise his option with regard to ten percent (10%) of the shares subject to this Option nine (9) months after the initial public offering of the Stock of the Company (the "IPO"); and thereafter the Optionee may exercise ten percent (10%) per quarter beginning twelve months after the IPO.

     The options granted hereunder must be exercised within thirty-six (36) months after they become exercisable, or they will expire worthless, i.e. options relating to the ten percent (10%) of the shares that become exercisable two (2) years after the IPO must be exercised within five (5) years from the date of the IPO.

     This Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and may be exercised only by Optionee during Optionee's lifetime. This Option may be exercised whether or not Optionee remains a member of the Board of Directors of the Company. If Optionee dies while a member of the Board, Optionee's estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Optionee, may exercise this Option at any time during the period of one (1) year following the date of Optionee's death.

     The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise in cash (including check, bank draft or money order payable to the order of the Company). No fraction of a share of Stock shall be issued by the Company upon exercise of an


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Option; rather, Optionee shall provide a cash payment for such amount as is necessary to effect the issuance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Optionee, Optionee (or the person permitted to exercise this Option in the event of Optionee's death) shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. RECAPITALIZATION. If, and whenever, prior to the expiration of this Option, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which this Option may thereafter be exercised (a) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced and (b) in the event of a reduction in the number of outstanding shares shall be proportionately reduce and the purchase price per share shall be proportionately increased. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise hereunder, Optionee shall be entitled to purchase, in lieu of the number of shares of Stock as to which this Option shall then be exercisable, the number and class of shares of stock and securities to which he would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, he had been the holder of record of the number of shares of Stock, as to which this Option is then exercisable.

     5. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Optionee for federal or state income tax purposes, Optionee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Optionee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Optionee upon such exercise.

     6. STATUS OF STOCK. The Company intends to register for issuance under the Securities Act of 1933, as amended (the "Act") the shares of Stock acquirable upon exercise of this Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of this Option, Optionee (or the person permitted to exercise this Option in the event of Optionee's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.


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     Optionee agrees that the shares of Stock which Optionee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Optionee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     7. WAIVER AND RELEASE. In consideration of the Company's grant to Optionee of an option to purchase Stock as set forth in this Agreement Optionee hereby waives and releases all rights, claims, charges, demands and causes of action against (a) the Company, its subsidiaries and affiliates, and their respective officers, directors, employees and agents, and (b) Floyd C. Wilson ("Wilson") and his affiliates, successors and assigns, which relate to any prior agreement, representation or commitment by any of the foregoing entities or individuals to grant Optionee an option to purchase Stock.

     8. AGREEMENT REGARDING OPTIONS. The parties agree that the Company's obligation to transfer the shares subject to this Option Agreement is solely dependent and contingent upon Wilson fulfilling his obligations under a certain Agreement Regarding Options of even date herewith by and between the Company and Floyd C. Wilson.

     9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

     10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas.


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     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Optionee has executed this Agreement all as of the day and year first above written.

                                       HUGOTON ENERGY CORPORATION



                                       By: /s/ FLOYD C. WILSON
                                          ----------------------------------
                                               Floyd C. Wilson
                                          ----------------------------------

                                       /s/ DAVID S. ELKOURI
                                       -------------------------------------
                                       David S. Elkouri






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